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                                                                    EXHIBIT 5.1




                                 April 2, 1997



Infoseek Corporation
2620 Augustine Drive, Suite 250
Santa Clara, California  95054

         RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Infoseek Corporation, a California corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about April 3, 1997 in connection with the registration under the Securities Act of 1933, as amended (the "1993 Act"), of an additional 1,600,000 shares of your Common Stock, no par value, reserved for issuance pursuant to the 1996 Stock Option/Stock Issuance Plan (the "Plan"), for an aggregate of 7,225,000 shares (the "Shares"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the Plans.

         It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation


                                         /s/ Wilson Sonsini Goodrich & Rosati